Exhibit 10.5

MAREX GROUP PLC

RULES

of the

MAREX GROUP PLC

2021 DEFERRED BONUS PLAN

Adopted on 30 March 2022

Amended by the Board on 10 April 2024, conditional upon the initial public offering of the Company’s Shares on Nasdaq

RULES OF THE MAREX GROUP PLC DEFERRED BONUS PLAN

1.	INTERPRETATION AND CONSTRUCTION

1.1	For the purposes of the Plan, the following terms shall have the meaning indicated below unless the context clearly indicates otherwise:

“Award” means a right to receive a transfer of Shares following vesting of the Award;

“Board” means the board of directors of the Company or a committee duly authorised by the board of directors or, following any Corporate Action, the Board or duly authorised committee as constituted immediately prior to the Corporate Action;

“Cessation Date” means, subject to Rule 5.4, the date on which the Participant no longer holds office or employment with any Group Company;

“Claw-back” means a recovery of value by the Company from a Participant in accordance with the provisions of Rule 11 (Malus and Claw-back) and Appendix 1 (Operation of Malus and Claw-back);

“Company” means Marex Group plc (registered in England and Wales under No. 05613060);

“Control” has the meaning given by Section 995 of the Income Tax Act 2007;

“Corporate Action” means:

(A)	any of the events referred to in Rules 6.1, 6.4 to 6.7 (but excluding a Reorganisation as defined in Rule 6.10);

(B)	a change of Control of the Company pursuant to any arrangement otherwise than as provided for under Rules 6.4 to 6.7; or

(C)	if the Board determines that Awards will vest pursuant to such Rule, any of the events referred to in Rule 6.9;

“Date of Admission” means the date on which Shares are first listed (or approved for listing) upon notice of issuance on Nasdaq (and “Admission” shall be construed accordingly);

“Dealing Restriction” means any restriction on the dealing in shares, whether direct or indirect, pursuant to any law, regulation, code or enactment in England and Wales, the US and/or the jurisdiction in which the Participant is resident, or any share dealing code of the Company;

“Eligible Employee” means an employee of any Group Company (including an executive director of the Company);

“Employees’ Share Scheme” has the meaning given by Section 1166 of the Companies Act 2006;

“Financial Year” means the financial year of the Company within the meaning of Section 390 of the Companies Act 2006;

“Grant Date” means the date on which an Award is granted;

“Group” means the Company and any company which from time to time is a subsidiary of the Company, within the meaning of section 1159 of the Companies Act 2006 (each a “Group Company”);

“IPO” means the admission to trading of at least 50% of the issued share capital of the Company (or a holding company of the Company) to the main market of the London Stock Exchange plc or the AIM market of the London Stock Exchange plc or the New York Stock Exchange or Nasdaq or any other recognised investment exchange as such term is used in section 285 of the Financial Services and Markets Act 2000 (as amended) or any successor market or exchange of the foregoing;

“Malus Adjustment” means a reduction in the number of Shares subject to an Award in accordance with the provisions of Rule 11 (Malus and Claw-back) and Appendix 1 (Operation of Malus and Claw-back);

“Market Value” means, in relation to a Share on any day:

(A)

if and so long as the Shares are admitted to listing and traded on Nasdaq (or such other principal national securities exchange on which the Shares are admitted to listing or traded), the middle market quotation of a Share on that day (or if no sale occurred on such date, the last day preceding such date during which a sale occurred); or

(B)	subject to (A) above, its market value as determined in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992;

“Nasdaq” means the Nasdaq Global Select Market;

“Normal Vesting Dates” means the dates on which an Award shall vest as determined in accordance with Rule 4.1 (Normal vesting);

“Participant” means an Eligible Employee who has received an Award to the extent it has not been released and has not lapsed (or, following his death, his Personal Representatives);

“Personal Representatives” means, following his death, the Participant’s personal representatives, or a person fulfilling a similar function in any jurisdiction;

“Plan” means this Marex Group plc Deferred Bonus Plan, as amended from time to time;

“Rule” means a rule of this Plan;

“Share” means a fully paid ordinary share in the capital of the Company (or any other instrument representing the same);

“Shareholding Requirements” means any provisions to which the Participant is subject (whether under any contractual arrangement or the terms of the Company’s remuneration policy) which require the Participant to hold a minimum number of Shares from time to time (including provisions which continue to apply after the Participant has ceased to hold office or employment with the Group);

“Treasury Shares” means Shares to which Sections 724 to 732 of the Companies Act 2006 apply;

“Trust” means any employee benefit trust from time to time established by the Company;

“US Participant” has the meaning given in Rule 2.11 (US Participants); and

“vesting” means Shares subject to an Award becoming due to be transferred to the Participant (and “vest” shall be construed accordingly).

1.2	In this Plan unless the context requires otherwise:

1.2.1	the headings are inserted for convenience only and do not affect the interpretation of any Rule;

1.2.2	a reference to a statute or statutory provision includes a reference:

(A)	to that statute or statutory provision as from time to time consolidated, modified, re-enacted or replaced by any statute or statutory provision;

(B)	to any repealed statute or statutory provision which it re-enacts (with or without modification); and

(C)	to any subordinate legislation made under it;

1.2.3	words in the singular include the plural, and vice versa;

1.2.4	a reference to any one gender shall be treated as a reference to any other gender;

1.2.5	a reference to a person shall include a reference to a body corporate;

1.2.6	a reference to writing or written form shall include any legible format capable of being reproduced on paper, irrespective of the medium used;

1.2.7	the term “including” shall mean “including, without limitation and without prejudice to the generality of the foregoing”; and

1.2.8	a reference to any period of time “from” a date or “to” a date (or similar) shall be inclusive of such dates.

1.3	In this Plan:

1.3.1	a reference to the “transfer of Shares” (or similar) shall include both the issuance and allotment of Shares and the transfer of Treasury Shares; and

1.3.2	a provision obliging, or permitting, any company to do any thing shall be read as obliging, or permitting, such company to do that thing, or procure that thing to be done.

2.	AWARDS

Bonus Deferral

2.1	The Plan shall operate in connection with the annual bonus arrangements:

2.1.1	of such Eligible Employees as the Board may determine shall be subject to a mandatory deferral and in respect of such percentage of their annual bonus as the Board may determine; and

2.1.2	of such other Eligible Employees as may be invited to defer such percentage of their annual bonus (as the Board may determine) on a voluntary basis.

2.2

Where the Board has determined that a proportion of an Eligible Employee’s annual bonus shall be delivered as an Award (or where an Employee agrees that a proportion of their annual bonus shall be delivered as an Award), following the determination of such annual bonus, an Award shall be granted over such number of Shares as have an aggregate Relevant Value equal to the amount of the Eligible Employee’s annual bonus that is to be delivered as an Award.

In this Rule 2.2, the “Relevant Value” of a Share subject to an Award means either (as determined by the Board): (i) the Market Value of a Share on the day immediately prior to the Grant Date; or (ii) the average of the Market Value of a Share over the period of up to the five consecutive days ending on the day immediately prior to the Grant Date

2.3

The Eligible Employee shall have no entitlement to receive the proportion of the Eligible Employee’s annual bonus which is delivered as an Award otherwise than in accordance with the terms of this Plan.

2.4

For the avoidance of doubt, should an Eligible Employee receive an Award following ceasing to be employed by any Group Company, the Award shall vest in accordance with the provisions of the Plan subject to such necessary modifications to reflect the cessation of employment.

2.5

Where an Eligible Employee’s annual bonus is denominated in a currency other than US dollars, for the purposes of Rule 2.2 above the proportion of such annual bonus to be delivered as an Award shall be converted into US dollars on such basis as the Board may determine.

Timing of grants

2.6	An Award may be granted at such time as the Board determines.

Method of grant

2.7	An Award shall be granted by the Board.

2.8	An Award shall be granted by deed.

2.9	No payment for the grant of an Award shall be made by the Participant.

2.10

A Participant may within 30 days of the Grant Date release an Award (in full but not in part) by written notice to the Company. Where a Participant does not release an Award within such period, the Participant shall be deemed to have accepted the Award on the terms set out in the Rules.

US Participants

2.11

The provisions of Appendix 2 (US Participants) shall apply to an Award granted to or held by a Participant who is or becomes, at any time during the period from the Grant Date to the date on which the Award vests or lapses, subject to taxation under the US Internal Revenue Code of 1986, as amended (a “US Participant”). References to Code §409A are to §409A of the US Internal Revenue Code of 1986, as amended.

Award notification

2.12

As soon as practicable following the Grant Date an award notification in such form as the Board may determine (including electronic) shall be issued in respect of an Award to the Participant, which shall specify:

2.12.1	the Grant Date;

2.12.2	the Normal Vesting Dates and the proportion of the Award which shall vest on each such date;

2.12.3	the number of Shares in respect of which the Award is granted;

2.12.4	if the Board has so determined prior to the Grant Date, that the dividend equivalent provisions of Rule 7 (Dividend Equivalent) shall apply; and

2.12.5	that the Award is subject to the malus and claw-back provisions of Rule 11 (Malus and Claw-back) and Appendix 1 (Operation of Malus and Claw-back).

3.	AWARDS ARE NON-TRANSFERABLE

3.1

A Participant may not transfer, assign, pledge, charge or otherwise dispose of, or grant any form of security or other interest over, any part of his interest in an Award. An Award shall (unless the Board determines otherwise) lapse on the Participant doing so (whether voluntarily or involuntarily), being deprived of the beneficial ownership of an Award by operation of law, or becoming bankrupt.

3.2	Rule 3.1 does not restrict the transmission of an Award to the Participant’s Personal Representatives following his death.

4.	VESTING

Normal vesting

4.1	The Normal Vesting Dates of an Award shall be:

4.1.1

in relation to the first third of the Shares subject to the Award (rounded down to the nearest whole Share), the date on which the audited accounts of the Company for the Financial Year in which the Grant Date falls are released;

4.1.2

in relation to the second third of the Shares subject to the Award (rounded down to the nearest whole Share), the date on which the audited accounts of the Company for the first Financial Year following the Financial Year in which the Grant Date falls are released; and

4.1.3

in relation to the remainder of the Shares subject to the Award, the date on which the audited accounts of the Company for the second Financial Year following the Financial Year in which the Grant Date falls are released, or such other dates (and by reference to such other proportions of the Award) as the Board may determine prior to the Grant Date.

The Award shall vest in such proportions on such Normal Vesting Dates.

As an Award is granted with multiple Normal Vesting Dates these Rules shall apply separately to each part of the Award (and references to the “Award” shall be read accordingly).

Vesting subject to Dealing Restrictions

4.2	An Award shall not vest unless, and vesting shall be delayed until, the Board is satisfied that at that time:

4.2.1	such vesting;

4.2.2	the transfer of Shares to the Participant; and

4.2.3	any action needed to be taken by the Company to give effect to such vesting,

is not contrary to any Dealing Restriction.

Extent of vesting subject to the Board’s discretion

4.3

The Board may reduce the extent to which an Award shall vest (including to nil) if it determines that it is appropriate to do so to reflect such factors as it considers to be relevant (including, but not limited to, unforeseen circumstances which mean that the Award was granted in respect of a greater number of Shares than would have been the case had such circumstances been known at the time of grant) and the Award shall lapse to the extent that the Board applies a reduction the Award.

Effect of vesting

4.4

Shares in respect of which the Award vests shall be transferred to the Participant as soon as is reasonably practicable (which may include transferring the Shares on more than one consecutive day on such basis as the Board may determine).

4.5

The Board may, acting reasonably, determine that vesting shall be delayed until such date as the Board determines that arrangements are in place for dealing in Shares that would allow the Board to take any of the actions referred to in Rule 9 to satisfy any Tax Liability (as defined therein) arising in connection with vesting of the Award.

Disciplinary proceedings

4.6

Unless the Board determines otherwise, an Award shall not vest while a Participant is subject to a regulatory investigation process and/or formal disciplinary process (or similar), or where a Participant has been served with notice that such a process may be instigated without such notice having been rescinded, and vesting shall (subject to the Award lapsing to any extent prior to or as a result of the conclusion of such process pursuant to Rule 5 (Cessation of office or employment) or 11 (Malus and Claw-back)) be delayed until the conclusion of such process.

Lapse of Awards to give effect to claw-back of other awards

4.7

By participating in the Plan, the Participant acknowledges that the Board may lapse any Award to such extent as it determines to be necessary (including, but not limited to, in full) in order to give effect to a claw-back under the terms of any Employees’ Share Scheme or bonus scheme operated from time to time by any Group Company or any other claw-back policy adopted by the Company, including any claw-back policy adopted to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act or any other applicable law, rule or regulation.

International transfers

4.8

Where a Participant, whilst continuing to hold an office or employment with a Group Company, is to be transferred to work in another country, and as a result the Board considers that following such transfer either he or a Group Company is likely to suffer a tax disadvantage in respect of an Award or, due to securities or exchange control laws, the Participant is likely to be restricted in his ability to receive Shares pursuant to an Award and/or to hold or deal in Shares, the Board may decide that an Award shall vest on such date as it may determine, in which case the portion of the Award which may vest shall be determined at the discretion of the Board. Any remainder of the Award shall lapse.

5.	CESSATION OF OFFICE OR EMPLOYMENT

Cessation where Awards lapse

5.1	Save in each case where Rule 5.2 applies, an Award shall to the extent unvested lapse:

5.1.1	on the Participant ceasing to hold office or employment with any Group Company; or

5.1.2	if the Participant gives or receives notice of such cessation, on such earlier date (on or following the date notice is given or received) as may be determined by the Board.

Reasons for cessation where Awards remain capable of vesting

5.2	An Award shall not lapse (or, in the case of Rule 5.2.7, shall be deemed not to have lapsed) pursuant to Rule 5.1 where the reason for the cessation or notice is:

5.2.1	death;

5.2.2	injury or disability (as evidenced to the satisfaction of the Board);

5.2.3	the transfer of the Participant’s employment in connection with the disposal of a business or undertaking, or a part-business or part-undertaking;

5.2.4	redundancy;

5.2.5	mutual agreement with the Participant’s employer;

5.2.6	the company with which the Participant holds office or employment ceasing to be a Group Company; or

5.2.7	any other reason, if the Board so determines (such determination to be made no later than three months following the date of cessation).

Where the Board exercises its discretion under Rule 5.2.7 the Board may impose additional conditions on the Award (including as to when the Award may vest).

Timing of vesting in the event of cessation prior to the Normal Vesting Dates

5.3	Where prior to the Normal Vesting Dates a Participant ceases to hold office or employment with any Group Company for any of the reasons specified in Rule 5.2:

5.3.1	an Award shall not vest at the date of such cessation, but shall continue to be capable of vesting in accordance with the remainder of these Rules; or

5.3.2	the Board may determine that the Award shall instead vest on or at any time following the date of cessation.

Meaning of cessation of office or employment

5.4

No provision of this Rule 5 shall apply in respect of any cessation of office or employment if immediately following the cessation the Participant holds an office or employment with any Group Company, or in respect of any notice of cessation if arrangements are in place that mean immediately following the notice becoming effective the Participant will hold an office or employment with any Group Company.

6.	CORPORATE ACTIONS

IPO

6.1	Awards shall not vest in the event of an IPO unless the Board, at its sole discretion, determines that Awards shall vest.

6.2	Where the Board exercises its discretion to allow Awards to vest in the event of an IPO the Board may require that a Participant shall at any time prior to such IPO:

6.2.1

enter into an agreement, in such form as the Board may require, not to sell, transfer or otherwise dispose of such percentage of the Shares transferred to the Participant for such period commencing on the date of the IPO as the Board may determine;

6.2.2

execute all documents and do all things required of him (including participating in any reconstruction or other reorganisation to be implemented in connection with such IPO) to ensure completion of the IPO.

6.3	If a Participant fails to take all steps reasonably required of him by the Board in connection with an IPO, then any Award shall lapse in full.

General offers

6.4	Awards shall vest:

6.4.1	upon a person obtaining Control of the Company as a result of making a general offer to acquire Shares;

6.4.2	upon a person, having or having obtained Control of the Company, making a general offer to acquire Shares; or

6.4.3

if a person makes a general offer to acquire Shares that would result in that person obtaining Control of the Company and the Board so determines, on the date which the Board determines to be the last practicable date prior to the date on which it expects such person to obtain Control of the Company, in each case being a general offer to acquire all of the Shares (other than Shares held by the person making the offer and any person connected to that person).

Compulsory acquisition

6.5	To the extent not previously vested pursuant to Rule 6.4, Awards shall vest upon a person becoming entitled to acquire Shares under Sections 979 to 982 of the Companies Act 2006.

Scheme of compromise or arrangement

6.6	Awards shall vest upon a Court sanctioning a compromise or arrangement which, on becoming effective, would result in:

6.6.1	any person obtaining Control of the Company;

6.6.2	any person, having or having obtained Control of the Company, acquiring the remaining Shares not then held by such person;

6.6.3	the undertaking, property and liabilities of the Company being transferred to another existing or new company; or

6.6.4	the undertaking, property and liabilities of the Company being divided among and transferred to two or more companies, whether existing or new.

Voluntary winding-up

6.7	Awards shall vest in the event of a notice being given of a resolution for the voluntary winding-up of the Company.

Other change of Control

6.8

Where a change of Control of the Company is proposed pursuant to any arrangement otherwise than as provided for under Rules 6.4 to 6.7 and the Board so determines, Awards shall vest on such date as the Board determines prior to the date on which the Board expects such change of Control of the Company to become effective.

Demerger or special dividend

6.9

If the Board so determines, Awards may vest following the announcement of a demerger of a substantial part of the Group’s business, a special dividend or a similar event affecting the value of Shares to a material extent on such date specified by the Board.

Roll-over of Award on a Reorganisation or takeover

6.10

Unless the Board determines otherwise, an Award shall not vest pursuant to this Rule 6 if, as a result of any Corporate Action, a company will obtain Control of the Company or will obtain substantially all of the assets of the Company (the “Acquiring Company”), and either:

6.10.1

the Acquiring Company will immediately following the Corporate Action have (either directly or indirectly) substantially the same shareholders and approximate shareholdings as those of the Company prior to the Corporate Action (a “Reorganisation”); or

6.10.2

the Board, with the agreement of the Acquiring Company, determines that the Award shall not vest as a result of such Corporate Action and so notified the Participant prior to the date on which the Award would otherwise vest.

In such case, the existing Award (the “Old Award”) shall lapse on the occurrence of the relevant Corporate Action, and the New Parent Company shall grant a replacement right (the “New Award”) over such shares or other securities as may be determined by the New Parent Company which are of equivalent value to the number of Shares in respect of which the Old Award was outstanding. The New Award shall be granted on the terms of the Plan, but as if the New Award had been granted at the same time as the Old Award.

For the purposes of this Rule 6.10:

6.10.3

“New Parent Company” means the Acquiring Company, or, if different the company that is the ultimate parent company of the Acquiring Company within the meaning of section 1159 of the Companies Act 2006; and

6.10.4	the terms of the Plan shall following the date of the relevant Corporate Action be construed as if:

(A)	the reference to “Marex Group plc” in the definition of “Company” in Rule 1 (Interpretation and construction) were a reference to the company which is the New Parent Company;

(B)	references to “Shares” means the shares or securities in respect of which the New Award has been granted.

Compulsory winding-up

6.11	An Award shall lapse on the passing of an effective resolution, or the making of a Court order, for the compulsory winding-up of the Company.

Concert parties

6.12	For the purposes of this Rule 6, a person shall be deemed to have Control of the Company where he and any others acting in concert with him together have Control of the Company.

Extent of vesting

6.13	Where an Award vests (or would otherwise vest) pursuant to this Rule 6, Rule 4.3 shall continue to apply.

7.	DIVIDEND EQUIVALENT

7.1	If the Board so determines at any time prior to the Normal Vesting Date, at the same time that an Award vests, the Company may:

7.1.1

make a cash payment to the Participant in respect of each Relevant Dividend of an amount equal to the gross value of such dividend multiplied by the number of Shares in respect of which the Award vests; or

7.1.2

transfer such number of additional Shares (which may include aggregated fractions of Shares) as could have been acquired with each such dividend amount, at Market Value on either (i) the ex-dividend date for each Relevant Dividend; or (ii) the day immediately prior to the date on which the Award vests, as determined by the Board, where a “Relevant Dividend” is any dividend declared on a Share which has an ex-dividend date which falls during the period from the Grant Date to the date the Award vests.

7.2

A cash payment under Rule 7.1 may be made in a currency other than US dollars, in which case the amount of such payment shall be converted into such other currency on such basis as the Board may reasonably determine.

8.	CASH ALTERNATIVE

8.1	This Rule 8 shall not apply in respect of any Award granted to a Participant resident in any jurisdiction where the grant of an Award which provides for a cash alternative would be unlawful, fall outside any applicable exemption under securities, exchange control or similar regulations, or would cause adverse tax or social security (or similar) contribution consequences for the Company or the Participant (as determined by the Board) or where the Board determines prior to the Grant Date that this Rule 8 shall not apply.

8.2

The Board may determine prior to the Grant Date that an Award shall only be satisfied in cash, in which case the Award shall not be a right to acquire Shares, and the vesting of the Award shall be satisfied in full by the payment of a cash equivalent amount, in substitution for the transfer of Shares.

8.3

Where the Board has made no determination pursuant to Rule 8.1 or 8.2 in respect of any Award, the Board may determine at any time prior to the transfer of Shares pursuant to such Award that the vesting of the Award (or a part thereof) shall be satisfied by the payment of a cash equivalent amount, in substitution for the transfer of Shares.

8.4

A “cash equivalent amount” shall be calculated as the number of Shares which would otherwise be transferred in respect of the relevant vesting but which are being substituted for the cash equivalent amount, multiplied by the Market Value of a Share on the date on which Shares are, or would but for the operation of this Rule 8 have been, transferred to the Participant.

8.5	A cash equivalent amount shall be paid as soon as reasonably practicable following the relevant vesting.

8.6

A cash equivalent amount may be paid in a currency other than US dollars, in which case the cash equivalent amount shall be converted into such other currency on such basis as the Board may reasonably determine.

9.	TAX LIABILITY

9.1	When any Tax Liability arises in respect of or otherwise in connection with an Award, the Participant authorises any Group Company:

9.1.1

to retain and sell legal title to such number of the Shares which would otherwise have been transferred to the Participant on vesting of the Award, or any part thereof, (notwithstanding that beneficial title shall pass) as may be sold for aggregate proceeds equal to the Group Company’s estimate of the amount of the Tax Liability;

9.1.2	to deduct an amount equal to the Group Company’s estimate of the Tax Liability from any cash payment made under the Plan; and/or

9.1.3

where the amount realised under Rule 9.1.1 or deducted under Rule 9.1.2 is insufficient to cover the full amount of the Tax Liability, to deduct any further amount as is necessary through payroll or otherwise from any other payment due to the Participant, and in each case to apply such amount in paying the amount of the Tax Liability to the relevant revenue authority or in reimbursing the relevant Group Company for any such payment, provided that, where the amount realised under Rule 9.1.1 or deducted under Rule 9.1.2 is greater than the actual Tax Liability, the Group Company shall pay the excess to the Participant as soon as reasonably practicable.

The relevant Group Company shall be entitled to make the estimates referred to in this Rule 9.1 on the basis of the highest rates of tax and/or social security applicable at the relevant time in the jurisdiction in which the Group Company is liable to account for the Tax Liability, notwithstanding that the Tax Liability may not arise at such rates.

9.2

“Tax Liability” shall mean any amount of tax and/or social security (or similar) contributions which any Group Company becomes liable to pay on behalf of the Participant to the revenue authorities in any jurisdiction, together with all or such proportion (if any) of employer’s social security contributions which would otherwise be payable by any Group Company as is determined to be recoverable from the Participant (to the extent permitted by law) by the Board, or which the Participant has agreed to pay or which are subject to recovery pursuant to an election to which paragraph 3B of Schedule 1 to the Social Security Contributions and Benefits Act 1992 applies.

10.	CUSTODY ARRANGEMENTS

10.1

Legal title to any Shares which are due to be transferred to the Participant pursuant to the Plan may (notwithstanding any other Rule) be transferred to a person (the “Custodian”) appointed by the Company from time to time to hold legal title to such Shares on behalf of the Participant. The Company may, alternatively, arrange for the share certificate relating to Shares transferred to the Participant pursuant to the Plan to be deposited with the Custodian.

10.2

The Custodian shall receive and hold Shares (or the share certificate in respect of Shares) on behalf of the Participant in accordance with such terms and conditions as are agreed by the Company from time to time, and by participating in the Plan the Participant irrevocably agrees to those terms and conditions (which shall be available to the Participant on request to the Company).

10.3	The terms in Rule 10.2 may include that the Custodian:

10.3.1

shall, notwithstanding any instructions from the Participant, refuse to effect any transfer or disposal of Shares where to do so would be contrary to any Shareholding Requirements or Dealing Restriction; and

10.3.2

may (without the need to seek any instructions from the Participant) give effect to Rule 11 (Malus and Claw-back) by transferring the legal and beneficial title to the Shares as the Company may direct.

10.4

The transfer of any Shares to the Custodian shall satisfy any obligation of the Company under the Plan to transfer Shares to the Participant (and references in the Plan to Shares (or legal title thereof) having been transferred to the Participant shall be read accordingly).

11.	MALUS AND CLAW-BACK

Malus and Claw-back events

11.1	The Board may at any time prior to the fifth anniversary of the Grant Date determine that a Malus Adjustment shall apply in respect of the Award if the Board determines that:

11.1.1

the financial accounts of any Group Company or relevant business unit used in assessing the number of Shares over which the Award was granted (including, for the avoidance of doubt, any financial accounts used in determining the annual bonus by reference to which the Award was calculated) were misstated (excluding, for the avoidance of doubt, any change to financial accounts resulting from a change in accounting standards or similar), or that any other results or information relied on in making such assessment proves to have been erroneous, inaccurate or misleading; or

11.1.2

an erroneous calculation was made in assessing the number of Shares over which the Award was granted (including, for the avoidance of doubt, an erroneous calculation in determining the annual bonus by reference to which the Award was calculated were met), and, in either case, the Award was granted in respect of a greater number of Shares than would have been the case had there not been such a misstatement or reliance on erroneous, inaccurate or misleading information or had such error not been made.

11.2	The Board may at any time prior to the fifth anniversary of the Grant Date determine that a Claw-back shall apply in respect of the Award if the Board determines that:

11.2.1

the financial accounts of any Group Company or relevant business unit for any of the Financial Years taken into account in determining the annual bonus by reference to which the Award was calculated were misstated (excluding, for the avoidance of doubt, any change to financial accounts resulting from a change in accounting standards or similar), or that any other results or information relied on in making such determination proves to have been erroneous, inaccurate or misleading; or

11.2.2	an erroneous calculation was made in determining the annual bonus by reference to which the Award was calculated,

and, in either case, the Award vested in respect of a greater number of Shares than would have been the case had there not been such a misstatement or reliance on erroneous, inaccurate or misleading information or had such error not been made.

11.3	The Board may at any time prior to the fifth anniversary of the Grant Date:

11.3.1	determine that a Malus Adjustment shall apply; or

11.3.2	determine that a Claw-back shall apply, in respect of an Award where:

11.3.3

the Participant is found to have committed at any time prior to the vesting of the Award, including prior to grant, an act or omission which justifies, or in the opinion of the Board would have justified, summary dismissal or service of notice of termination of office or employment on the grounds of misconduct (including, but not limited to recklessness, gross negligence or fraud);

11.3.4

an act, omission or event occurs at any time prior to the vesting of the Award, including prior to grant, which in the opinion of the Board constitutes a failure of risk management for which the Participant was directly or indirectly responsible or which occurred in any part of the Group’s business in which the Participant performs a role or for which the Participant has direct or indirect responsibility;

11.3.5

the Participant is found to have contributed, at any time prior to the vesting of the Award, including prior to grant, to circumstances which give rise to a sufficiently negative impact on the reputation of the Company or of any Group Company (or would have if such circumstances had been made public);

11.3.6

at any time prior to the vesting of the Award the Group enters an involuntary administration or insolvency process or the Board determines that there has been a ‘corporate failure’ in respect of the Group (which for these purposes shall include a significant reduction in or cessation of the Group’s ability to continue normal operations); or

11.3.7

the Board determines that at any time prior to the vesting of the Award the Participant has breached any codes of conduct or policies operated by any Group Company and/or has failed to meet the standards of fitness and conduct imposed by law or any regulatory body.

11.4

The period during which a Malus Adjustment or Claw-back may apply under this Rule 11 shall automatically be extended to the extent required to take account of any current or future regulatory requirement (including a requirement of the Financial Conduct Authority, the Prudential Regulation Authority or otherwise).

Applying Claw-back

11.5	Malus Adjustment or Claw-back shall be applied in accordance with the provisions of Appendix 1 (Operation of Malus and Claw-back).

No Claw-back following a Corporate Action

11.6

No Malus Adjustment or Claw-back shall be capable of being applied at any time following any Corporate Action, save where: (i) the determination in relation to a Malus Adjustment or Claw-back was made prior to the Corporate Action (and, for the avoidance of doubt, a Corporate Action does not include a Reorganisation for these purposes); or (ii) an Award does not vest as a result of such Corporate Action.

12.	VARIATION OF CAPITAL

12.1

In the event of any variation of the share capital of the Company, or in the event of the demerger of a substantial part of the Group’s business, a special dividend or similar event affecting the value of Shares to a material extent (which shall not include the payment of any ordinary dividend) the Board may make such adjustments to Awards as it may determine to be appropriate.

12.2

For the avoidance of doubt Rule 12.1 shall not apply in respect of any Awards pursuant to which legal title to Shares has been transferred prior to the date of the relevant event (such that the recipient of such legal title shall participate in such event as a holder of Shares) including pursuant to the vesting of an Award under Rule 6.9 (Demerger or special dividend).

13.	ADMINISTRATION

13.1

Any notice or other communication under or in connection with this Plan may be given by the Company or its agents to a Participant personally, by email or by post, or by a Participant to the Company or any Group Company either personally or by post to the Secretary of the Company. Items sent by post shall be pre-paid and shall be deemed to have been received 48 hours after posting. Items sent by email shall be deemed to have been received immediately.

13.2	A Participant shall not be entitled to:

13.2.1	receive copies of accounts or notices sent to holders of Shares;

13.2.2	exercise voting rights; or

13.2.3	receive dividends,

in respect of Shares subject to an Award legal title to which has not been transferred to the Participant.

13.3	Any discretion (including the power to make any determination) of the Board under or in connection with the Plan may be exercised by the Board in its absolute discretion.

13.4	Any exercise of discretion (including the making of any determination) by the Board under or in connection with the Plan shall be final and binding.

13.5

Any disputes regarding the interpretation of the Rules or the terms of any Award shall be determined by the Board (upon such advice as the Board determines to be necessary) and any decision in relation thereto shall be final and binding.

14.	AMENDMENTS

14.1	Subject to Rule 14.2, the Board may at any time add to or alter the Plan or any Award made thereunder, in any respect.

14.2	No alteration or addition shall be made under Rule 14.1 which would abrogate or adversely affect the subsisting rights of a Participant unless it is made:

14.2.1	with the consent in writing of the Participant;

14.2.2	with the consent in writing of such number of Participants as hold Awards under the Plan in relation to 75 per cent. of the Shares subject to all Awards under the Plan; or

14.2.3	by a resolution at a meeting of Participants passed by not less than 75 per cent. of the Participants who attend and vote either in person or by proxy,

and for the purpose of Rules 14.2.2 and 14.2.3 the Participants shall be treated as the holders of a separate class of share capital and the provisions of the Articles of Association of the Company relating to class meetings shall apply mutatis mutandis save that no consent of a Participant shall be required where any amendment is required to be made by the Company to take account of any current or future regulatory requirement (including a requirement of the Financial Conduct Authority, the Prudential Regulation Authority or otherwise).

15.	DATA PROTECTION

15.1

From time to time the personal data of the Participant will be collected, used, stored, transferred and otherwise processed for the purposes described in Rule 15.2 and 15.3. The legal grounds for this processing will (depending on the nature and purpose of any specific instance of processing) be one of: (i) such processing being necessary for the purposes of the legitimate interests of the Company and each other Group Company in incentivising their officers and employees and operating the Plan; (ii) such processing being necessary for the purposes of any relevant data controller in respect of such personal data complying with its legal obligations; and (iii) such processing being necessary for the performance of the contractual obligations arising under the Plan. The collection and processing of such personal data for such purposes is a contractual requirement of participation in the Plan.

15.2

The purposes for which personal data shall be processed as referred to in this Rule 15 shall be in order to allow the Company and any other relevant Group Companies to incentivise their officers and employees and to operate the Plan and to fulfil its or their obligations to the Participant under the Plan, and for other purposes relating to or which may become related to the Participant’s office or employment, the operation of the Plan or the business of the Group or to comply with legal obligations. Such processing will principally be for, but will not be limited to, personnel, administrative, financial, regulatory or payroll purposes as well as for the purposes of introducing and administering the Plan.

15.3	The personal data to be processed as referred to in this Rule 15 may be disclosed or transferred to, and/or processed by:

15.3.1	any professional advisors of any Group Company, HM Revenue & Customs or any other revenue, regulatory or governmental authorities;

15.3.2

a trustee of a Trust; any registrars, brokers, other third party administrators (or similar) appointed in connection with any employee share or incentive plans operated by any Group Company; any person appointed (whether by the Participant or any Group Company) to act as nominee on behalf of (or provide a similar service to) the Participant;

15.3.3

subject to appropriate confidentiality undertakings, any prospective purchasers of, and/or any person who obtains Control of or acquires, the Company or the whole or part of the business of the Group; or

15.3.4	any Group Company and officers, employees or agents of such Group Company.

15.4

Further information in relation to the processing of personal data referred to in this Rule 15, including the details and identity of the data controller and of the Participant’s rights to request access to or rectification or erasure or restriction of processing of such personal data and/or to object to such processing (in each case subject to the conditions attached to such rights), as well as details of the right to data portability, are available in the Staff Handbook (or otherwise on the Company’s intranet).

15.5

To the extent that the processing of personal data of a Participant referred to in this Rule 15 is subject to the laws or regulations of any jurisdiction that is not the United Kingdom or an EU member state and under which the legal grounds for processing described in Rule 15.1 do not provide a sufficient legal basis under such other laws or regulations for the processing referred to in Rule 15.1 to 15.3, by participating in the Plan such Participant consents to such processing for the purposes of such other laws or regulations (but shall not be deemed to consent to such processing for the purposes of EU Regulation 2016/679 (“EU GDPR”) or the UK Data Protection Act 2018 (“UK GDPR”)).

15.6

In this Rule 15, “personal data” and “data controller” each have the meaning given in EU GDPR or UK GDPR as appropriate and the “Staff Handbook” means the handbook or handbooks available from time to time to Participants in connection with their holding of office or employment with a Group Company.

16.	GENERAL

16.1

The Plan shall terminate on the 10th anniversary of the Date of Admission, or at any earlier time by resolution of the Board or an ordinary resolution of the shareholders in general meeting. Such termination shall be without prejudice to the subsisting rights of Participants.

16.2	Save as otherwise provided under the Plan:

16.2.1

Shares issued and allotted pursuant to the Plan will rank pari passu in all respects with the Shares then in issue at the date of such allotment, except that they will not rank for any rights attaching to Shares by reference to a record date preceding the date of allotment; and

16.2.2

Shares to be transferred pursuant to the Plan will be transferred free of all liens, charges and encumbrances and together with all rights attaching thereto, except they will not rank for any rights attaching to Shares by reference to a record date preceding the date of transfer.

16.3

If and so long as the Shares are admitted to listing and/or for trading on any stock exchange or market, the Company shall apply for any Shares issued and allotted pursuant to the Plan to be so admitted as soon as practicable.

16.4

Any transfer of Shares under the Plan is subject to such consent, if any, of any authorities in any jurisdiction as may be required, and the Participant shall be responsible for complying with the requirements to obtain or obviate the necessity for such consents.

16.5

Notwithstanding any provisions of these Rules, if required by the Company, the transfer of Shares on vesting shall be conditional on the Participant entering into (and may be delayed until the Participant has entered into) such documentation as is reasonably required to facilitate the holding of legal title to Shares on behalf of the Participant by any nominee (including a Custodian), which may include any documentation in respect of “know-your-client” processes or Automatic Exchange of Information (AEOI) reporting (or similar).

16.6

The terms of any individual’s office or employment with any past or present Group Company, and the rights and obligations of the individual thereunder, shall not be affected by his participation in the Plan and the Plan shall not form part of any contract of employment between the individual and any such company.

16.7	An Eligible Employee shall have no right to receive an Award under the Plan.

16.8

By participating in the Plan, the Participant waives all and any rights to compensation or damages in consequence of the termination of his office or employment with any past or present Group Company for any reason whatsoever, whether lawfully or otherwise, insofar as those rights arise or may arise from his ceasing to have rights under the Plan as a result of such termination, or from the loss or diminution in value of such rights or entitlements, including by reason of the operation of the terms of the Plan, any determination by the Board pursuant to a discretion contained in the Plan or the provisions of any statute or law relating to taxation.

16.9	Benefits under the Plan shall not form part of a Participant’s remuneration for any purpose and shall not be pensionable.

16.10

The invalidity or non-enforceability of any provision or Rule of the Plan shall not affect the validity or enforceability of the remaining provisions and Rules of the Plan which shall continue in full force and effect.

16.11	These Rules shall be governed by and construed in accordance with English Law.

16.12	The English courts shall have exclusive jurisdiction to determine any dispute which may arise out of, or in connection with, the Plan.

APPENDIX 1: OPERATION OF MALUS AND CLAW-BACK

Malus Adjustment prior to the settlement of an Award

1.

Where the Board determines that a Malus Adjustment shall apply in respect of an Award the Malus Adjustment shall be applied by the Board reducing the number of Shares in respect of which the Award may vest (or after vesting by reducing the number of Shares which may be transferred (or in respect of which a cash payment may be made under Rule 8 (Cash Alternative) pursuant to the Award) by up to the number of Shares determined by the Board to be the excess number of Shares in respect of which the Award was granted and/or is outstanding (and the Award shall lapse to the extent so reduced, which may be in full)).

Claw-back following the settlement of an Award

2.

Where the Board determines that a Claw-back shall apply in respect of an Award following Shares having been transferred thereto, or a cash payment having been made under Rule 8 (Cash Alternative) in lieu thereof, the Board shall determine:

a.	the excess number of Shares in respect of which the Award vested (the “Excess Shares”); and

b.	the aggregate Market Value of such Excess Shares on the date on which the Award vested (the “Equivalent Value”).

3.

Any cash payment made or additional Shares transferred pursuant to Rule 7 (Dividend Equivalent) in respect of such Award shall be subject to the Claw-back to the extent that the Board determines that such cash payment or Shares relate to the Excess Shares.

4.	A Claw-back may be effected in such manner as may be determined by the Board, and notified to the Participant, including by any one or more of the following:

a.

by reducing the number of Shares and/or amount of cash in respect of which an Outstanding Award vests or may vest (or has vested, but in respect of which no Shares have yet been transferred or cash payment made), whether before or after the assessment of performance conditions in respect of such Outstanding Award, by the number of Excess Shares and/or the Equivalent Value (and such Outstanding Award shall lapse to the extent so reduced);

b.

by setting-off against (and deducting from) any amounts payable by any Group Company to the Participant (including to the extent permitted by law salary or any bonus payments) an amount up to the Equivalent Value; and/or

c.

by requiring the Participant to immediately transfer to the Company a number of Shares equal to the Excess Shares or a cash amount equal to the Equivalent Value (which shall be an immediately payable debt due to the Company), provided that the Board shall in such case reduce the number of Excess Shares or the amount of the Equivalent Value subject to the Claw-back in order to take account of any Tax Liability (as defined in Rule 9 (Tax Liability)) which arose on the transfer of the Shares and/or payment of the cash amount which is the subject of the Claw-back.

5.

For the avoidance of doubt, nothing in Rule 11 (Malus and Claw-back) or this Appendix shall in any way restrict a Participant from being able to transfer or otherwise deal in Shares acquired on vesting of an Award.

6.	In paragraph 4 above:

“Outstanding Award” means any other Award under the Plan, any award or option under any other Employees’ Share Scheme operated from time to time by any Group Company (other than any award or options granted under any arrangement which satisfies the provisions of Schedules 2 or 3, or (unless the terms of such arrangement state that shares acquired thereunder are subject to claw-back) 4 or 5 of the Income Tax (Earnings and Pensions) Act 2003), or any bonus award under any bonus scheme operated from time to time by any Group Company, in each case which is either held by the Participant at the time of a determination that a Claw-back shall be applied or which are granted to the Participant following such a determination; and

“vests” shall include shares or cash subject to an award becoming due to be transferred or paid, and in the case of an option, the option becoming exercisable.

APPENDIX 2: US PARTICIPANTS

1.	To the extent that any provision of this Appendix 2 is inconsistent with any Rule of the Plan, such provision of this Appendix 2 shall take precedence.

2.

Shares to be transferred, or any cash alternative to be paid, to a US Participant pursuant to Rule 4.4 (Effect of vesting) shall be transferred or paid no later than 31 December in the same calendar year as the vesting of the Award under any Rule.

3.

The Board may determine that an Award made to a US Participant shall only be satisfied by the issue of Shares and not by the transfer of existing Shares, provided that, unless the Board determines otherwise, the nominal value per Share for each Share to be acquired on vesting of an Award is paid.

4.

Rule 4.6 (Disciplinary proceedings) shall not apply to a US Participant. For the avoidance of doubt, Appendix 1 (Operation of Malus and Claw-back) shall apply to any Award which vests to a US Participant at any time at which an investigation is ongoing under the disciplinary procedures applicable to the US Participant should such procedures not be resolved in favour of the Participant.

5.

Where the Board exercises its discretion provided for in Rule 4.5 (Effect of vesting) or in Rule 5.2 (Reasons for cessation where Awards remain capable of vesting), in no event will the exercise of such discretion cause the application of an accelerated or additional tax charge under Code §409A.

6.

Rule 5.3.2 (Timing of vesting in the event of cessation prior to the Normal Vesting Date) shall not apply to Awards held by US Participants such that, to the extent that an Award becomes non-forfeitable prior to the Normal Vesting Date, no accelerated transfer of Shares, or accelerated payment of a cash alternative, to the US Participant shall occur, except as otherwise specifically provided under Rule 6 (Corporate Actions) or as specifically provided by the Plan and as permitted under Code §409A.

7.

A Corporate Action shall not be deemed to have occurred in relation to an Award granted to a US Participant unless the relevant event also constitutes a “change in ownership,” a “change in effective control,” or a “change in ownership of a substantial portion of the assets” of the Company as defined in US Treasury Regulations or other guidance issued pursuant to Code §409A.

8.

Any acceleration of vesting of an Award held by a US Participant in the event of an IPO pursuant to Rule 6.1 and Rule 6.2 shall not result in a payment to a US Participant other than in the calendar year that contain the Normal Vesting Date for the relevant tranche of an Award as described in Rule 4.1.

9.

Any variation to the number of Shares subject to an Award pursuant to Rule 12 (Variation of capital) shall only be permitted to the extent that such variation complies with the requirements of Code §409A.

10.

No alteration or addition shall be made under Rule 14 (Amendments) to an Award held by a US Participant if such alteration or addition could cause the application of an accelerated or additional tax charge under Code §409A.

11.	Each transfer of Shares, or payment of a cash alternative, pursuant to an Award shall constitute a separate payment within the meaning of Treasury Regulation Section 1.409A2(b)(2).

12.

The foregoing provisions of this Appendix 2 are intended to comply with the requirements of Code §409A and shall be construed and interpreted in accordance therewith in order to avoid the imposition of additional tax thereunder.

13.

In the event that the terms of the Plan would subject any Participant to taxes or penalties under Code §409A (“409A Penalties”), the Board, the Company and such Participant shall cooperate diligently to construe, apply and/or amend the terms of the Plan and the terms of the Participant’s Award to avoid such 409A Penalties, to the extent possible, provided that in no event shall any Group Company be responsible for any 409A Penalties that arise in connection with any amounts payable in respect of any Award granted under this Plan.